Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-269661, No. 333-218917, No. 333-281371, and No. 333-282377) and related Reoffer Prospectuses under Registration Statements (No. 333-269661 and No. 333-281917)of PetMed Express, Inc. (the “Company”), of our report dated June 2, 2026, relating to the consolidated financial statements of the Company as of and for the year ended March 31, 2026, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2026.

/s/ Baker Tilly US, LLP

Los Angeles, California
June 2, 2026